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                                                                 Exhibit 10.64

(NAVISITE LOGO)

Personal & Confidential

August 12, 2005

Monique Cormier
6164 Glen Holly Street
Las Angeles, CA 90068

RE: PROMOTION

Dear Monique:

NaviSite, Inc. ("NaviSite") is pleased to offer you the opportunity to be promoted to General Counsel. In this new role you will be reporting to John Gavin. If you decide to accept this position, your base pay will be $180,000, less applicable withholdings. You will be located at the Andover location. NaviSite may change your position, compensation, duties and work location from time to time, as it deems appropriate.

Subject to the Board's approval, you will be granted an option to purchase 40,000 of shares of NaviSite's common stock in accordance with the NaviSite's stock option plan with the purchase price for such shares being set at the market price on the date of issuance by the Board. The option schedule will be based on the NaviSite's stock plan. The options will be governed by and subject to the terms, conditions and termination provisions of the NaviSite's standard form of stock option agreement (which you will be required to sign in connection with the issuance of your option).

To indicate your acceptance of this Promotion, please sign, date in the space provided below and return it to Jessica Nazarian no later than August 15, 2005. A duplicate original is enclosed for your records.

We look forward to your continued success and positive contributions to the NaviSite Team.

Congratulations on your new role!

Sincerely,


/s/ Jessica Nazarian
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Jessica Nazarian
Manager, Human Resources

I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Monique Cormier
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Signature of Monique Cormier   Date                 Start Date